Exhibit 99.1

ADVENTRX PHARMACEUTICALS, INC.
AMENDED AND RESTATED 2008 OMNIBUS INCENTIVE PLAN

ADVENTRX Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, hereby establishes and adopts the following Amended and Restated 2008 Omnibus Incentive Plan (this “Plan”).

1.	PURPOSE OF THIS PLAN

The purpose of this Plan is to assist the Company and its Subsidiaries in attracting and retaining selected individuals to serve as employees, directors, consultants and/or advisors of the Company and its Subsidiaries who are expected to contribute to the Company’s success and to achieve long-term objectives that will benefit stockholders of the Company through the additional incentives inherent in the Awards hereunder.

2.	DEFINITIONS

2.1. “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Other Share-Based Award, Performance Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of this Plan.

2.2. “Award Agreement” shall mean any agreement, contract or other instrument or document evidencing any Award hereunder, including through an electronic medium.

2.3. “Board” shall mean the board of directors of the Company.

2.4. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.5. “Committee” shall mean the Compensation Committee of the Board or a subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder. The Committee shall consist of no fewer than two Directors, each of whom is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code, to the extent the Board has members meeting such qualifications, and (iii) an “independent director” for purpose of the rules of the principal U.S. national securities exchange on which the Shares are traded, to the extent required by such rules. Anything to the contrary in this Plan notwithstanding, the Board reserves all authority to administer this Plan and to act as if the Committee hereunder.

2.6. “Consultant” shall mean any consultant or advisor who is a natural person and who provides services to the Company or any Subsidiary, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital raising transaction and (ii) does not directly or indirectly promote or maintain a market for the Company’s securities.

2.7. “Covered Employee” shall mean an employee of the Company or its subsidiaries who is a “covered employee” within the meaning of Section 162(m) of the Code.

2.8. “Director” shall mean a non-employee member of the Board.

2.9. “Dividend Equivalents” shall have the meaning set forth in Section 12.5.

2.10. “Employee” shall mean any employee of the Company or any Subsidiary and any prospective employee conditioned upon, and effective not earlier than, such person becoming an employee of the Company or any Subsidiary.

2.11. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.12. “Fair Market Value” shall mean, with respect to Shares as of any date, the per Share closing price of the Shares (i) if the Shares are listed on a national securities exchange, the closing sale price reported as having occurred on the principal securities exchange on which the Shares are listed and traded on such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; (ii) if the Shares are not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last sale basis, the final ask price reported on such date, or, if there is no such sale on such date, then on the last preceding date on which a sale was reported; or (iii) if the Shares are not listed on a national securities exchange nor quoted on an inter-dealer quotation system on a last sale basis, the amount determined by the Committee to be the fair market value of the Shares as determined by the Committee in its sole discretion. The Fair Market Value of any property other than Shares shall mean the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee, subject to the requirements of Section 409A of the Code.

2.13. “Limitations” shall have the meaning set forth in Section 10.5.

2.14. “Option” shall mean any right granted to a Participant under this Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

2.15. “Original Plan” shall have the meaning set forth in Section 13.13.

2.16. “Other Share-Based Award” shall have the meaning set forth in Section 8.1.

2.17. “Participant” shall mean an Employee, Consultant or Director who is selected by the Committee to receive an Award under this Plan.

2.18. “Payee” shall have the meaning set forth in Section 13.2.

2.19. “Performance Award” shall mean any Award of Performance Cash, Performance Shares or Performance Units granted pursuant to Article 9.

2.20. “Performance Cash” shall mean any cash incentives granted pursuant to Article 9 which will be paid to the Participant upon the achievement of such performance goals as the Committee shall establish.

2.21. “Performance Period” shall mean the period established by the Committee during which any performance goals specified by the Committee with respect to such Award are to be measured.

2.22. “Performance Share” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated number of Shares, which value will be paid to the Participant upon achievement of such performance goals as the Committee shall establish.

2.23. “Performance Unit” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated amount of cash or property other than Shares, which value will be paid to the Participant upon achievement of such performance goals during the Performance Period as the Committee shall establish.

2.24. “Permitted Assignee” shall have the meaning set forth in Section 12.3.

2.25. “Prior Plan” shall mean the Company’s 2005 Equity Incentive Plan.

2.26. “Restatement Effective Date” shall have the meaning set forth in Section 13.13.

2.27. “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.28. “Restricted Stock Award” shall have the meaning set forth in Section 7.1.

2.29. “Restricted Stock Unit” means an Award that is valued by reference to a Share, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including without limitation, cash or Shares, or any combination thereof, and that has such restrictions as the Committee, in its sole discretion, may impose, including without limitation, any restriction on the right to retain such Awards, to sell, transfer, pledge or assign such Awards, and/or to receive any cash Dividend Equivalents with respect to such Awards, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate,

2.30. “Restricted Stock Unit Award” shall have the meaning set forth in Section 7.1

2.31. “Services” shall mean services provided to the Company or any Subsidiary or any successor company (or a subsidiary or parent thereof), whether as an Employee, Consultant or Director, unless, in connection with the conversion, if any, of a Participant from one classification (i.e., Employee, Consultant or Director) to another, the Committee, in its sole and absolute discretion, determines that any on-going services to the Company or any Subsidiary or any successor company (or a subsidiary or parent thereof) shall not constitute “Services.”

2.32. “Shares” shall mean the shares of common stock of the Company, par value $0.001 per share.

2.33. “Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Article 6.

2.34. “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.35. “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

3.	SHARES SUBJECT TO THIS PLAN

3.1. Number of Shares.  (a) Subject to adjustment as provided in Section 12.2, as of the Restatement Effective Date, a total of 4,405,969 Shares shall be authorized for grant under this Plan, reduced for grants made after December 31, 2010 under this Plan or the Original Plan by (i) one (1) Share for each Share subject to an Option or a Stock Appreciation Right and (ii) one and one-half (1.5) Shares for each Share subject to an Award other than an Option or a Stock Appreciation Right. Since the effective date of the Original Plan, no awards have been or may be granted under the Prior Plan.

(b) Subject at all times to Section 13.17, if (i) any Shares subject to an Award are forfeited or expire or an Award is settled for cash (in whole or in part) pursuant to the terms of an Award Agreement, or (ii) after December 31, 2010, any Shares subject to an award under the Prior Plan are forfeited or expire or an award under the Prior Plan is settled for cash (in whole or in part) pursuant to the terms of an award agreement, the Shares subject to such Award or award under the Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, again be available for Awards under this Plan, in accordance with Section 3.1(d) below. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award, (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof, and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options.

(c) Substitute Awards shall not reduce the Shares authorized for grant under this Plan or authorized for grant to a Participant under Section 10.5. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under this Plan and shall not reduce the Shares authorized for grant under this Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

(d) Any Share that again becomes available for grant pursuant to this Article shall be added back as (i) one (1) Share if such Share was subject to an Option or a Stock Appreciation Right granted under this Plan or the Original Plan or an option or a stock appreciation right granted under the Prior Plan, and (ii) one and one-half (1.5)

Shares if such Share was subject to an Award other than an Option or a Stock Appreciation Right granted under this Plan or the Original Plan or an award other than an option or a stock appreciation right granted under the Prior Plan.

3.2. Character of Shares.  Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

4.	ELIGIBILITY AND ADMINISTRATION

4.1. Eligibility.  Any Employee, Consultant or Director shall be eligible to be selected as a Participant.

4.2. Administration.  (a) This Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of this Plan and subject to such orders or resolutions not inconsistent with the provisions of this Plan as may from time to time be adopted by the Board, to: (i) select the Employees and Directors to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards, not inconsistent with the provisions of this Plan, to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of this Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under this Plan shall be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (viii) interpret and administer this Plan and any instrument or agreement entered into under or in connection with this Plan, including any Award Agreement; (ix) correct any defect, supply any omission or reconcile any inconsistency in this Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of this Plan; (xi) determine whether any Award, other than an Option or Stock Appreciation Right, will have Dividend Equivalents; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of this Plan.

(b) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary.

(c) To the extent not inconsistent with applicable law, including Section 162(m) of the Code, or the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded, the Committee may delegate to (i) a committee of one or more directors of the Company any of the authority of the Committee under this Plan, including the right to grant, cancel or suspend Awards and (ii) to the extent permitted by law, to one or more executive officers or a committee of executive officers the right to grant Awards to Employees who are not Directors or executive officers of the Company and the authority to take action on behalf of the Committee pursuant to this Plan to cancel or suspend Awards to Employees who are not Directors or executive officers of the Company.

5.	OPTIONS

5.1. Grant of Options.  Options may be granted hereunder to Participants either alone or in addition to other Awards granted under this Plan. Any Option shall be subject to the terms and conditions of this Article and to such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Committee shall deem desirable.

5.2. Award Agreements.  All Options granted pursuant to this Article shall be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of this Plan. The terms of Options need not be the same with respect to each Participant. Granting an Option pursuant to this Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Article may hold more than one Option granted pursuant to this Plan at the same time.

5.3. Option Price.  Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Article shall not be less than 100% of the Fair Market Value of one Share on the date of grant of such Option. Other than pursuant to Section 12.2, the Committee shall not without the approval of the Company’s stockholders (a) lower the option price per Share of an Option after it is granted, (b) cancel an Option when the option price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with a Change in Control or a Substitute Award), or (c) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded.

5.4. Option Term.  The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted, except in the event of death or disability. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option that was granted on or after the Restatement Effective Date, (i) the exercise of the Option, other than an Incentive Stock Option, is prohibited by applicable law or (ii) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company insider trading policy, the term of the Option shall be extended for a period of thirty (30) days following the end of the legal prohibition or black-out period, as applicable.

5.5. Exercise of Options.  (a) Options granted under this Plan shall be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased. The notice of exercise shall be in such form, made in such manner, and in compliance with such other requirements consistent with the provisions of this Plan as the Committee may prescribe from time to time

(b) Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), (iii) with the consent of the Committee, by delivery of other consideration having a Fair Market Value on the exercise date equal to the total purchase price, (iv) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (v) through same-day sales through a broker, unless the Committee provides otherwise in an Award Agreement, (vi) through any other method specified in an Award Agreement, or (vii) through any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of this Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance.

5.6. Form of Settlement.  In its sole discretion, the Committee may provide that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities.

5.7. Incentive Stock Options.  The Committee may grant Options intended to qualify as “incentive stock options” as defined in Section 422 of the Code, to any employee of the Company or any Subsidiary, subject to the requirements of Section 422 of the Code. Solely for purposes of determining whether Shares are available for the grant of “incentive stock options” under this Plan, the maximum aggregate number of Shares that may be issued pursuant to “incentive stock options” granted under this Plan shall be the number of Shares set forth in the first sentence of Section 3.1(a), subject to adjustments provided in Section 12.2.

6.	STOCK APPRECIATION RIGHTS

6.1. Grant and Exercise.  The Committee may provide Stock Appreciation Rights (a) in conjunction with all or part of any Option granted under this Plan or at any subsequent time during the term of such Option, (b) in conjunction with all or part of any Award (other than an Option) granted under this Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award in each case upon such terms and conditions as the Committee may establish in its sole discretion.

6.2. Terms and Conditions.  Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of this Plan, as shall be determined from time to time by the Committee, including the following:

(a) Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise (or such amount less than such Fair Market Value as the Committee shall so determine at any time during a specified period before the date of exercise) over (ii) the grant price of the Stock Appreciation Right on the date of grant, which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 12.2, shall not be less than the Fair Market Value of one Share on such date of grant of the Stock Appreciation Right.

(b) The Committee shall determine in its sole discretion whether payment of a Stock Appreciation Right shall be made in cash, in whole Shares or other property, or any combination thereof.

(c) The provisions of Stock Appreciation Rights need not be the same with respect to each recipient.

(d) The Committee may impose such other conditions or restrictions on the terms of exercise and the grant price of any Stock Appreciation Right, as it shall deem appropriate. A Stock Appreciation Right shall have (i) a grant price not less than Fair Market Value on the date of grant (subject to the requirements of Section 409A of the Code with respect to a Stock Appreciation Right granted in conjunction with, but subsequent to, an Option), and (ii) a term not greater than ten (10) years except in the event of death or disability. Notwithstanding clause (ii) of the preceding sentence, in the event that on the last business day of the term of a Stock Appreciation Right that was granted on or after the Restatement Effective Date (x) the exercise of the Stock Appreciation Right is prohibited by applicable law or (y) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company insider trading policy, the term of the Stock Appreciation Right shall be extended for a period of thirty (30) days following the end of the legal prohibition or black-out period, as applicable.

(e) Without the approval of the Company’s stockholders, other than pursuant to Section 12.2, the Committee shall not (i) reduce the grant price of any Stock Appreciation Right after the date of grant (ii) cancel any Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with a Change in Control or a Substitute Award)), or (iii) take any other action with respect to a Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities market on which the Shares are traded.

(f) The Committee may impose such terms and conditions on Stock Appreciation Rights granted in conjunction with any Award (other than an Option) as the Committee shall determine in its sole discretion.

7.	RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1. Grants.  Awards of Restricted Stock and of Restricted Stock Units may be issued hereunder to Participants either alone or in addition to other Awards granted under this Plan (a “Restricted Stock Award” or “Restricted Stock Unit Award” respectively), and such Restricted Stock Awards and Restricted Stock Unit Awards shall also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation. A Restricted Stock Award or Restricted Stock Unit Award may be subject to vesting restrictions imposed by the Committee covering a period of time specified by the Committee. The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the issuance of Restricted Stock or Restricted Stock Units.

7.2. Award Agreements.  The terms of any Restricted Stock Award or Restricted Stock Unit Award granted under this Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with this Plan. The terms of Restricted Stock Awards and Restricted Stock Unit Awards need not be the same with respect to each Participant

7.3. Rights of Holders of Restricted Stock and Restricted Stock Units.  Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a stockholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a stockholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares. A Participant receiving a Restricted Stock Unit Award shall not possess voting rights with respect to such Award. Except as otherwise provided in an Award Agreement any Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award or Restricted Stock Unit Award as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock Award or Restricted Stock Unit Award. Notwithstanding the provisions of this Section, cash dividends, stock and any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award or Restricted Stock Unit Award that vests based on achievement of performance goals shall either (i) not be paid or credited or (ii) be accumulated, shall be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock or Restricted Stock Units with respect to which such cash, stock or other property has been distributed and shall be paid at the time such restrictions and risk of forfeiture lapse.

7.4. Issuance of Shares.  Any Restricted Stock granted under this Plan may be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company or its designee. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock.

8.	OTHER SHARE-BASED AWARDS

8.1. Grants.  Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Share-Based Awards”), including deferred stock units, may be granted hereunder to Participants either alone or in addition to other Awards granted under this Plan. Other Share-Based Awards shall also be available as a form of payment of other Awards granted under this Plan and other earned cash-based compensation. Other Share-Based Awards may be subject to vesting restrictions imposed by the Committee covering a period of time specified by the Committee. The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the issuance of Other Share-Based Awards.

8.2. Award Agreements.  The terms of Other Share-Based Awards granted under this Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with this Plan. The terms of such Awards need not be the same with respect to each Participant. Notwithstanding the provisions of this Section, Dividend Equivalents and any property (other than cash) distributed as a dividend or otherwise with respect to the number of Shares covered by a Other Share-Based Award that vests based on achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Shares covered by a Other Share-Based Award with respect to which such cash, Shares or other property has been distributed.

8.3. Payment.  Except as may be provided in an Award Agreement, Other Share-Based Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee. Other Share-Based Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

9.	PERFORMANCE AWARDS

9.1. Grants.  Performance Awards in the form of Performance Cash, Performance Shares or Performance Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under this Plan. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 10.2.

9.2. Award Agreements.  The terms of any Performance Award granted under this Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with this Plan. If a Performance Award will have Dividend Equivalents, provision for such shall be contained in the applicable Award Agreement. The terms of Performance Awards need not be the same with respect to each Participant.

9.3. Terms and Conditions.  The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee prior to the grant of each Performance Award. The amount of the Award to be distributed shall be conclusively determined by the Committee.

9.4. Payment.  Except as provided in Article 11 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

10.	CODE SECTION 162(m) PROVISIONS

10.1. Covered Employees.  Notwithstanding any other provision of this Plan, if the Committee determines at the time a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Award or an Other Share-Based Award is granted to a Participant who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Article 10 is applicable to such Award.

10.2. Performance Criteria.  If the Committee determines that a Restricted Stock Award, a Restricted Stock Unit, a Performance Award or an Other Share-Based Award is intended to be subject to this Article 10, the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); earnings per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Shares or any other securities of the Company, including its publicly-traded securities or a tracking security whether actual or constructed; appreciation in and/or maintenance of the Company’s market capitalization; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins, gross margins or cash margin; cash levels at specified points in time, including year-end cash; debt reductions; stockholder equity; research and development achievements; manufacturing achievements (including obtaining particular yields from manufacturing runs and other measurable objectives related to process development activities); regulatory achievements (including submitting or filing applications or other documents with regulatory authorities, having any such applications or other documents accepted for review by the applicable regulatory authority or receiving approval of any such applications or other documents); passing pre-approval inspections (whether of the Company or the Company’s third-party manufacturer) and validation of manufacturing processes (whether the Company’s or the Company’s third-party manufacturer’s); clinical achievements (including initiating clinical or bioequivalence studies; initiating enrollment, completing enrollment or enrolling particular numbers of subjects in clinical or bioequivalence studies; dosing the first patient in a clinical or bioequivalence study; completing phases of a clinical or bioequivalence study (including the treatment phase); or announcing or presenting preliminary or final data from clinical or bioequivalence studies; in each case, whether on particular timelines or generally); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); supply chain achievements (including establishing relationships with manufacturers or suppliers of active pharmaceutical ingredients and other component materials and manufacturers of the Company’s products); co-development, co-marketing, profit sharing, joint venture or other similar arrangements); financing and other capital raising transactions (including sales of the Company’s equity or debt securities; factoring transactions; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); and implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude charges related to an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, and the regulations thereunder.

10.3. Adjustments.  Notwithstanding any provision of this Plan (other than Article 11), with respect to any Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Share-Based Award that is subject to this Section 10, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals, except in the case of the death or disability of the Participant or as otherwise determined by the Committee in special circumstances.

10.4. Restrictions.  The Committee shall have the power to impose such other restrictions on Awards subject to this Article as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

10.5. Limitations on Grants to Individual Participants.  Subject to adjustment as provided in Section 12.2, no Participant may (i) be granted Options or Stock Appreciation Rights during any 12-month period with respect to more than 2,000,000 Shares and (ii) earn more than 1,500,000 Shares under Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards and/or Other Share-Based Awards in any 12-month period that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in Shares (collectively, the “Limitations”), except that in connection with a Participant’s initial commencement of Services with the Company or any Subsidiary, the Limitations shall be increased to 2,500,000 Shares and 2,000,000 Shares, respectively, in the year in which such Services commence. In addition to the foregoing, the maximum dollar value that may be earned by any Participant in any 12-month period with respect to Performance Awards that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in cash is $2,000,000. If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable Limitations.

11.	CHANGE IN CONTROL PROVISIONS

11.1. Impact on Certain Awards.  Award Agreements may provide that in the event of a Change in Control (as defined in Section 11.3): (i) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control shall be cancelled and terminated without payment if the Fair Market Value of one Share as of the date of the Change in Control is less than the per Share Option exercise price or Stock Appreciation Right grant price, and (ii) all Performance Awards shall be considered to be earned and payable (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control), and any limitations or other restrictions shall lapse and such Performance Awards shall be immediately settled or distributed.

11.2. Assumption or Substitution of Certain Awards.  (a) Unless otherwise provided in an Award Agreement, in the event of a Change in Control in which the successor company (or a subsidiary or parent thereof) assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award, if a Participant’s employment with such successor company (or a subsidiary or parent thereof) terminates within 24 months following such Change in Control (or such other period set forth in the Award Agreement, including prior thereto if applicable) and under the circumstances specified in the Award Agreement: (i) Options and Stock Appreciation Rights outstanding as of the date of such termination of employment will immediately vest, become fully exercisable, and may thereafter be exercised for 24 months (or the period of time set forth in the Award Agreement), (ii) restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions and limitations and become fully vested, and (iii) the restrictions, limitations and other conditions applicable to any Other Share-Based Awards or any other Awards shall lapse, and such Other Share-Based Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant. For the purposes of this Section 11.2, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award shall be considered assumed or substituted for if following the Change in Control the Award (or its substitute) confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company (or a subsidiary or parent thereof), the Committee may, with the consent of the successor company (or a subsidiary or parent thereof), provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award, for each Share subject thereto, will be solely common stock of the successor company (or a subsidiary or parent thereof) substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(b) Unless otherwise provided in an Award Agreement, in the event of a Change in Control to the extent the successor company (or a subsidiary or parent thereof) does not assume or substitute for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award: (i) those Options and Stock Appreciation Rights outstanding as of the date of the Change in Control that are not assumed or substituted for shall immediately vest and become fully exercisable, (ii) restrictions and other limitations on Restricted Stock and Restricted Stock Units that are not assumed or substituted for shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions and limitations and become fully vested, and (iii) the restrictions, other limitations and other conditions applicable to any Other Share-Based Awards or any other Awards that are not assumed or substituted for shall lapse, and such Other Share-Based Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.

(c) The Committee, in its discretion, may determine that, upon the occurrence of a Change in Control, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change in Control over the exercise price per share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine.

11.3. Change in Control.  For purposes of this Plan, unless otherwise provided in an Award Agreement, Change in Control means the occurrence of any one of the following events after the date of approval of this Plan by the Board:

(a) Over a period of 36 consecutive months or less, there is a change in the composition of the Board such that a majority of the Board members (rounded up to the next whole number, if a fraction) ceases, by reason of one or more proxy contests for the election of Board members, to be composed of individuals who either (i) have been Board members continuously since the beginning of that period, or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in the preceding clause (i) who were still in office at the time that election or nomination was approved by the Board; provided, however, that no individual initially elected or nominated as a director of the

Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to satisfy the criteria described in the preceding clause (ii);

(b) Any person or group of persons (within the meaning of Section 13(d)(3) of the Exchange Act) directly or indirectly acquires beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders that the Board does not recommend such stockholders accept, other than (i) the Company or any corporation, partnership, limited liability company, business trust, or other entity controlling, controlled by or under common control with the Company (each, “an Affiliate”), (ii) an employee benefit plan of the Company or an Affiliate, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate, or (iv) an underwriter temporarily holding securities pursuant to an offering of such securities;

(c) A merger or consolidation of the Company with or into another person or the sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more other persons in a single transaction or series of related transactions that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in such transaction (a “Business Combination”), unless in connection with such Business Combination securities possessing more than 50% of the total combined voting power of the survivor’s or acquiror’s outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities (“Company Voting Securities”) immediately prior to such Business Combination and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to such Business Combination;

(d) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets; or

(e) A majority of the Board votes in favor of a decision that a Change in Control has occurred.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then occur.

12.	GENERALLY APPLICABLE PROVISIONS

12.1. Amendment and Termination of this Plan.  The Board may, from time to time, alter, amend, suspend or terminate this Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the principal securities market on which the Shares are traded; provided that the Board may not amend this Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Board may not, without the approval of the Company’s stockholders, amend this Plan to (a) increase the number of Shares that may be the subject of Awards under this Plan (except for adjustments pursuant to Section 12.2), (b) expand the types of awards available under this Plan, (c) materially expand the class of persons eligible to participate in this Plan, (d) amend any provision of Section 5.3 or Section 6.2(e), (e) increase the maximum permissible term of any Option specified by Section 5.4 or the maximum permissible term of a Stock Appreciation Right specified by Section 6.2(d), or (f) increase the Limitations. The Board may not, without the approval of the Company’s stockholders, take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded, including a reduction of the exercise price of an Option or the grant price of a Stock Appreciation Right or the exchange of an Option or Stock Appreciation Right for cash or another Award. In addition, no amendments to, or termination of, this Plan shall impair the rights of a Participant in any material respect under any Award previously granted without such Participant’s consent.

12.2. Adjustments.  In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to this Plan and to Awards as the Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under this Plan, the Limitations, the maximum number of Shares that may be issued as incentive stock options and, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under this Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate; provided, however, that the number of Shares subject to any Award shall always be a whole number.

12.3. Transferability of Awards.  Except as provided below, no Award and no Shares that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. To the extent and under such terms and conditions as determined by the Committee, a Participant may assign or transfer an Award without consideration (each transferee thereof, a “Permitted Assignee”) to (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders or (iv) for charitable donations; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of this Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of this Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section.

12.4. Termination of Employment.  The Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, and the terms of such exercise, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Subsidiary (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final.

12.5. Deferral; Dividend Equivalents.  The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Subject to the provisions of this Plan and any Award Agreement, the recipient of an Award other than an Option or Stock Appreciation Right may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The Committee may provide that such amounts and Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and may provide that such amounts and Dividend Equivalents are subject to the same vesting or performance conditions as the underlying Award. Notwithstanding the foregoing, Dividend Equivalents credited in connection with an Award that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such Dividend Equivalents have been credited.

13.	MISCELLANEOUS

13.1. Award Agreements.  Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of this Plan.

13.2. Tax Withholding.  The Company shall have the right to make all payments or distributions pursuant to this Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to this Plan. The Company or any Subsidiary shall have the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the Participant’s minimum required tax withholding rate or such other rate that will not cause an adverse accounting consequence or cost) otherwise deliverable in connection with the Award.

13.3. Right of Discharge Reserved; Claims to Awards.  Nothing in this Plan nor the grant of an Award hereunder shall confer upon any Employee or Director the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under this Plan) any such Employee or Director at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee or Participant shall have any claim to be granted any Award under this Plan, and there is no obligation for uniformity of treatment of Employees or Participants under this Plan.

13.4. Substitute Awards.  Notwithstanding any other provision of this Plan, the terms of Substitute Awards may vary from the terms set forth in this Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

13.5. Cancellation of Award; Forfeiture of Gain.  Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that the Award shall be canceled if the Participant, without the consent of the Company, while employed by the Company or any Subsidiary or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary (including conduct contributing to any financial restatements or financial irregularities), as determined by the Committee in its sole discretion. The Committee may provide in an Award Agreement that if within the time period specified in the Agreement the Participant establishes a relationship with a competitor or engages in an activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or exercise of the Award and must repay such gain to the Company.

13.6. Stop Transfer Orders.  All certificates for Shares delivered under this Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13.7. Nature of Payments.  All Awards made pursuant to this Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company. Any income or gain realized pursuant to Awards under this Plan constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary.

13.8. Other Plans.  Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

13.9. Severability.  If any provision of this Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of this Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under this Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under this Plan, and if the making of any payment in full or the provision of any other benefit required under this Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under this Plan.

13.10. Construction.  As used in this Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

13.11. Unfunded Status of this Plan.  This Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under this Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of this Plan.

13.12. Governing Law.  This Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of California, without reference to principles of conflict of laws, and construed accordingly.

13.13. Effective Date of Plan; Termination of Plan.  The original 2008 Omnibus Incentive Plan was duly approved by the stockholders of the Company at the Company’s 2008 annual meeting of stockholders on May 28, 2008 and became effective on that date (the “Original Plan”). This Plan shall be effective on the date of the approval of this Plan by the holders of a sufficient number of the shares entitled to vote at a duly constituted meeting of the stockholders of the Company (the “Restatement Effective Date”), and on such date this Plan shall amend and restate in its entirety the Original Plan. This Plan shall be null and void and of no effect if the foregoing condition is not fulfilled and in such event any Award granted pursuant to this Plan shall, notwithstanding any of the preceding provisions of this Plan, be null and void and of no effect and the Original Plan shall continue in effect without regard to this Plan. Awards may be granted under this Plan at any time and from time to time on or prior to the tenth anniversary of the Restatement Effective Date, on which date this Plan will expire except as to Awards then outstanding under this Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

13.14. Foreign Employees.  Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.

13.15. Compliance with Section 409A of the Code.  This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

13.16. Captions.  The captions in this Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

13.17. No Registration Rights; No Right to Settle in Cash.  The Company has no obligation to register with any governmental body or organization (including, without limitation, the U.S. Securities and Exchange Commission “SEC”)) any of (a) the offer or issuance of any Award, (b) any Shares issuable upon the exercise of any Award, or (c) the sale of any Shares issued upon exercise of any Award, regardless of whether the Company in fact undertakes to register any of the foregoing. In particular, in the event that any of (x) any offer or issuance of any Award, (y) any Shares issuable upon exercise of any Award, or (z) the sale of any Shares issued upon exercise of any Award are not registered with any governmental body or organization (including, without limitation, the SEC), the Company will not under any circumstance be required to settle its obligations, if any, under this Plan in cash.